Exhibit 99.1
News Release
Baker Hughes Announces Fourth Quarter and Annual Results
HOUSTON, Texas – January 28, 2009. Baker Hughes Incorporated (BHI – NYSE) today announced that net income for the fourth quarter 2008 was $432 million or $1.41 per diluted share compared to $401 million or $1.26 per diluted share for the fourth quarter 2007 and $429 million or $1.39 per diluted share for the third quarter 2008. Net income for the year 2008 was $1.64 billion or $5.30 per diluted share, compared to $1.51 billion or $4.73 per diluted share for the year 2007.
Revenue for the fourth quarter 2008 was $3.19 billion, up 16% compared to $2.74 billion for the fourth quarter 2007 and up 6% compared to $3.01 billion for the third quarter 2008. Revenue for the year 2008 was $11.86 billion, up 14% compared to $10.43 billion for the year 2007. Revenue from North America increased 17% and revenue from outside North America increased 12% for the year 2008 compared to the year 2007.
Results for the fourth quarter 2008 include an impairment of auction rate securities of $25 million after-tax ($0.08 per diluted share).
Chad C. Deaton, Baker Hughes chairman, president and chief executive officer said, “Fourth quarter results were particularly strong in the Western Hemisphere despite the global economic slowdown and eroding commodity prices. In North America, service-intensive horizontal drilling remained strong and our completion and production business posted solid results. Revenue increases in Brazil and Colombia led a strong quarter in Latin America. In the Europe Africa Russia Caspian region, weakening of local currencies against the US dollar, a declining Russian market, as well as weather- and project-related delays in the North Sea and Nigeria impacted our results. Sequentially, Middle East Asia Pacific region revenue increases were led by strong results from Saudi Arabia, Indonesia, and Egypt. For the company as a whole, operating margins were stable and in line with the previous quarters of 2008.
“Looking forward, the outlook for 2009 has continued to deteriorate. The global economic recession, lower oil prices, and reduced access to credit will negatively impact customer spending globally. Many of our international customers are trimming their exploration plans, giving priority to spending on production & development. In North America, where the US rig count has already fallen 25% from peak, customers are continuing to reduce their budgets to address an oversupplied gas market. The depth and duration of the cycle remains uncertain, dependent in part on the timing of the recovery of the global economy.
“We continue to believe that in the long-term the industry will be challenged to offset production declines. When the economy recovers, we expect the demand for energy and the demand for our technology and services will recover in parallel. We will continue to invest in research and engineering, employee development, and in the infrastructure we will need to exit this cycle a stronger competitor in all our markets. That said, we have taken actions to address this downturn and will make further adjustments to our cost structure as conditions dictate.”
During the fourth quarter 2008, debt increased $703 million to $2.33 billion and cash and short-term investments increased $828 million to $1.96 billion as compared to the third quarter 2008. The company issued $1.25 billion in long-term debt and repaid approximately $500 million in commercial paper in the fourth quarter 2008. In the first quarter 2009, the company intends to repay approximately $525 million of maturing long-term debt. The next maturities of long-term debt amounting to $500 million are due in November 2013. In the fourth quarter 2008, the company’s capital expenditures were $463 million, depreciation and amortization expense was $177 million and dividend payments were $47 million. For the year 2008, capital expenditures were $1.30 billion and depreciation and amortization expense was $637 million compared to $1.13 billion and $521 million in 2007, respectively.
During the fourth quarter 2008, the company repurchased 380,000 shares of common stock at an average price of $42.67 per share for a total of $16 million. At the end of 2008, the company had authorization remaining to repurchase approximately $1.20 billion in common stock.

Financial Information
Consolidated Statements of Operations

	Three Months Ended
UNAUDITED	December 31,		September 30,
(In millions, except per share amounts)	2008	2007	2008
Revenues:
Sales	$1,569	$1,351	$1,446
Services and rentals	1,617	1,389	1,564

Total revenues	3,186	2,740	3,010

Costs and Expenses:
Cost of sales	1,129	917	1,032
Cost of services and rentals	1,031	891	996
Research and engineering	114	93	103
Marketing, general and administrative	248	241	278

Total costs and expenses	2,522	2,142	2,409

Operating income	664	598	601
Equity in income of affiliates	1	1	—
Impairment loss on investments	(25)	—	—
Interest expense	(36)	(16)	(21)
Interest and dividend income	5	11	10

Income before income taxes	609	594	590
Income taxes	(177)	(193)	(161)

Net income	$432	$401	$429

Basic earnings per share	$1.41	$1.27	$1.40

Diluted earnings per share	$1.41	$1.26	$1.39

Weighted average shares outstanding, basic	306	316	307
Weighted average shares outstanding, diluted	307	318	308

Depreciation and amortization expense	$177	$141	$158

Capital expenditures	$463	$316	$300

Financial Information
Consolidated Statements of Operations

	Twelve Months Ended
UNAUDITED	December 31,
(In millions, except per share amounts)	2008	2007
Revenues:
Sales	$5,734	$5,171
Services and rentals	6,130	5,257

Total revenues	11,864	10,428

Costs and Expenses:
Cost of sales	4,081	3,517
Cost of services and rentals	3,873	3,328
Research and engineering	426	372
Marketing, general and administrative	1,046	933
Litigation settlement	62	—

Total costs and expenses	9,488	8,150

Operating income	2,376	2,278
Equity in income of affiliates	2	1
Gain on sale of product line	28	—
Impairment loss on investments	(25)	—
Interest expense	(89)	(66)
Interest and dividend income	27	44

Income before income taxes	2,319	2,257
Income taxes	(684)	(743)

Net income	$1,635	$1,514

Basic earnings per share	$5.32	$4.76

Diluted earnings per share	$5.30	$4.73

Weighted average shares outstanding, basic	307	318
Weighted average shares outstanding, diluted	309	320

Depreciation and amortization expense	$637	$521

Capital expenditures	$1,303	$1,127

Calculation of EBIT and EBITDA (non-GAAP measures)1

	Three Months Ended
UNAUDITED	December 31,		September 30,
(In millions)	2008	2007	2008
Income before income taxes	$609	$594	$590
Interest expense	36	16	21
Impairment loss on investments[2]	25	—	—
Earnings before interest expense and taxes (EBIT)	670	610	611
Depreciation and amortization expense	177	141	158

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$847	$751	$769

	Twelve Months Ended
UNAUDITED	December 31,
(In millions)	2008	2007
Income before income taxes	$2,319	$2,257
Gain on sale of product line[3]	(28)	—
Litigation settlement[4]	62	—
Impairment loss on investments[2]	25	—
Interest expense	89	66
Earnings before interest expense and taxes (EBIT)	2,467	2,323
Depreciation and amortization expense	637	521

Earnings before interest expense, taxes, depreciation and amortization (EBITDA)	$3,104	$2,844

[1]	EBIT and EBITDA (as defined in the calculations above) are non-GAAP measurements. Management uses EBIT and EBITDA because it believes that such measurements are widely accepted financial indicators used by investors and analysts to analyze and compare companies on the basis of operating performance and that these measurements may be used by investors to make informed investment decisions.

[2]	Impairment loss on investments of $25 million after-tax ($0.08 per diluted share) relating to auction rate securities.

[3]	Gain of $28 million ($18 million after-tax or $0.06 per diluted share) on the sale of the Completion and Production segment’s Surface Safety Systems (“SSS”) product line.

[4]	Net charge of $62 million ($40 million after-tax or $0.13 per diluted share) relating to the settlement of litigation with ReedHycalog announced May 22, 2008.

Consolidated Balance Sheets

	UNAUDITED	AUDITED
	December 31,	December 31,
(In millions)	2008	2007

ASSETS
Current Assets:
Cash and cash equivalents	$1,955	$1,054
Accounts receivable, net	2,759	2,383
Inventories	2,021	1,714
Deferred income taxes	231	182
Other current assets	179	122

Total current assets	7,145	5,455

Property, plant and equipment	2,833	2,345
Goodwill	1,389	1,354
Intangible assets, net	198	177
Other assets	296	526

Total assets	$11,861	$9,857

LIABILITIES AND STOCKHOLDERS’ EQUITY
Current Liabilities:
Accounts payable	$888	$704
Short-term borrowings and current portion of long-term debt	558	15
Accrued employee compensation	530	457
Income taxes payable	272	191
Other accrued liabilities	263	251

Total current liabilities	2,511	1,618

Long-term debt	1,775	1,069
Deferred income taxes and other tax liabilities	384	416
Liabilities for pensions and other postretirement benefits	317	332
Other liabilities	67	116

Stockholders’ Equity:
Common stock	309	316
Capital in excess of par value	745	1,216
Retained earnings	6,276	4,818
Accumulated other comprehensive loss	(523)	(44)

Total stockholders’ equity	6,807	6,306

Total liabilities and stockholders’ equity	$11,861	$9,857

Revenue and Profit Before Tax by Segment and Region
We report our results under two segments, Drilling and Evaluation and Completion and Production, and under four geographic regions. Operational highlights for the three months ended December 31, 2008, December 31, 2007, and September 30, 2008, are detailed below. All results are unaudited and shown in millions.

	Three Months Ended
	12/31/2008	12/31/2007	9/30/2008

Segment Revenue

Drilling and Evaluation	$1,572	$1,370	$1,558
Completion and Production	1,614	1,370	1,452

Oilfield Operations	3,186	2,740	3,010

Geographic Revenue

North America	1,411	1,133	1,312

Latin America	341	240	285

Europe Africa Russia Caspian	844	803	874

Middle East Asia Pacific	590	564	539

Oilfield Operations	3,186	2,740	3,010

Total revenues	$3,186	$2,740	$3,010

Segment Profit Before Tax

Drilling and Evaluation	$335	$347	$347
Completion and Production	374	315	323

Oilfield Operations	709	662	670

Geographic Profit Before Tax

North America	330	290	316

Latin America	73	54	51

Europe Africa Russia Caspian	172	178	202

Middle East Asia Pacific	134	140	101

Oilfield Operations	709	662	670

Corporate and Other Profit Before Tax

Impairment loss on investments[1]	(25)	—	—

Interest expense	(36)	(16)	(21)

Interest and dividend income	5	11	10

Corporate and other	(44)	(63)	(69)

Corporate, net interest and other	(100)	(68)	(80)

Total Profit Before Tax	$609	$594	$590

[1]	Impairment loss on investments of $25 million after-tax ($0.08 per diluted share) relating to auction rate securities.

Operational highlights for the twelve months ended December 31, 2008 and December 31, 2007 are detailed below. All results are unaudited and shown in millions.

	Twelve Months Ended
	12/31/2008	12/31/2007

Segment Revenue

Drilling and Evaluation	$6,049	$5,293
Completion and Production	5,815	5,135

Oilfield Operations	11,864	10,428

Geographic Revenue

North America	5,178	4,441

Latin America	1,127	903

Europe Africa Russia Caspian	3,386	3,076

Middle East Asia Pacific	2,173	2,008

Oilfield Operations	11,864	10,428

Total revenues	$11,864	$10,428

Segment Profit Before Tax

Drilling and Evaluation	$1,398	$1,396
Completion and Production	1,282	1,112

Oilfield Operations	2,680	2,508

Geographic Profit Before Tax

North America	1,289	1,178

Latin America	213	175

Europe Africa Russia Caspian	735	685

Middle East Asia Pacific	443	470

Oilfield Operations	2,680	2,508

Corporate and Other Profit Before Tax

Gain on sale of product line[1]	28	—

Litigation settlement[2]	(62)	—

Impairment loss on investments[3]	(25)	—

Interest expense	(89)	(66)

Interest and dividend income	27	44

Corporate and other	(240)	(229)

Corporate, net interest and other	(361)	(251)

Total Profit Before Tax	$2,319	$2,257

[1]	Gain of $28 million ($18 million after-tax or $0.06 per diluted share) on the sale of the Completion and Production segment’s Surface Safety Systems (“SSS”) product line.

[2]	Net charge of $62 million ($40 million after-tax or $0.13 per diluted share) relating to the settlement of litigation with ReedHycalog announced May 22, 2008.

[3]	Impairment loss on investments of $25 million after-tax ($0.08 per diluted share) relating to the auction rate securities.
The following sections include a calculation of pre-tax operating margin. Pre-tax operating margin is a non-GAAP measure defined as profit before tax (“income before income taxes”) divided by revenue. Management uses the pre-tax operating margin because it believes it is a widely accepted financial indicator used by investors and analysts to analyze and compare companies on the basis of operating performance and that this measurement may be used by investors to make informed investment decisions.
Oilfield Operations
Oilfield Operations revenue was up 16% in the fourth quarter 2008 compared to the fourth quarter 2007, and was up 6% compared to the third quarter 2008. Profit before tax was up 7% compared to the fourth quarter 2007 and up 6% sequentially compared to the third quarter 2008. The pre-tax operating margin in the fourth quarter 2008 was 22% compared to 24% in the fourth quarter 2007 and 22% in the third quarter 2008.

For the year 2008 compared to the year 2007, revenue increased 14% and operating profit before tax increased 7%. The pre-tax operating margin for 2008 was 23% compared to 24% for 2007.
Drilling and Evaluation
Drilling and Evaluation revenue was up 15% in the fourth quarter 2008 compared to the fourth quarter 2007, and up 1% sequentially compared to the third quarter 2008. Profit before tax in the fourth quarter 2008 was down 4% compared to the fourth quarter 2007 and down 3% compared to the third quarter 2008. The pre-tax operating margin in the fourth quarter 2008 was 21% compared to 25% in the fourth quarter 2007 and 22% in the third quarter 2008.
For the year 2008 compared to the year 2007, revenue increased 14% and operating profit before tax was flat. The pre-tax operating margin for 2008 was 23% compared to 26% for 2007.
Completion and Production
Completion and Production revenue was up 18% in the fourth quarter 2008 compared to the fourth quarter 2007 and up 11% sequentially compared to the third quarter 2008. Profit before tax in the fourth quarter 2008 was up 19% compared to the fourth quarter 2007 and up 16% compared to the third quarter 2008. The pre-tax operating margin in the fourth quarter 2008 and the fourth quarter 2007 was 23%, and was 22% for the third quarter 2008.
For the year 2008 compared to the year 2007, revenue increased 13% and operating profit before tax increased 15%. The pre-tax operating margin for both 2008 and 2007 was 22%.
North America
North America revenue increased 25% in the fourth quarter 2008 compared to the fourth quarter 2007 and increased 8% compared to the third quarter 2008. In North America, comparing the fourth quarter 2008 to the fourth quarter 2007, revenue from our US operations increased 26% compared to a rig count which increased 6%; and revenue from our Canada operations increased 18% compared to a 15% increase in the rig count. Comparing the fourth quarter 2008 to the third quarter 2008, revenue from our US operations increased 7% compared to a rig count decrease of 4% and revenue from our Canada operations increased 7% compared to a rig count which decreased 5%.
The growth in revenue in the fourth quarter 2008 compared to the fourth quarter 2007 was led by sales of completion equipment in the Gulf of Mexico and artificial lift systems on land. Increased horizontal drilling activity for unconventional gas drove growth for high temperature and conventional directional drilling, measurement-while-drilling, logging-while-drilling and FracPoint completion systems compared to the fourth quarter 2007. Sequential improvement in the fourth quarter 2008 compared to the third quarter 2008 was driven by the recovery of activity in the Gulf of Mexico following the third quarter 2008 hurricanes, as well as our completion, wireline, directional drilling and drilling fluids product lines and was supported by steady performance from our production-oriented production chemicals and artificial lift product lines.
Profit before tax in the fourth quarter 2008 was up 14% compared to the fourth quarter 2007 and up 5% compared to the third quarter 2008. The pre-tax operating margin in the fourth quarter 2008 was 23% compared to 26% in the fourth quarter 2007 and 24% in the third quarter 2008.
For the year 2008 compared to the year 2007, revenue increased 17% and operating profit before tax increased 9%. The pre-tax operating margin for 2008 was 25% compared to 27% in 2007.
Latin America
Latin America revenue increased 42% in the fourth quarter 2008 compared to the fourth quarter 2007 and compared to a 12% increase in the rig count, and increased 20% in the fourth quarter 2008 compared to the third quarter 2008 and compared to a 3% increase in the rig count.
Profit before tax in the fourth quarter 2008 was up 35% compared to the fourth quarter 2007 and up 42% compared to the third quarter 2008. The pre-tax operating margin in the fourth quarter 2008 was 21% compared to 22% in the fourth quarter 2007 and 18% in the third quarter 2008.
The improvement in revenue in the fourth quarter 2008 compared to the fourth quarter 2007 was led by sales of artificial lift systems in Brazil and Colombia; directional drilling, measurement-while-drilling and logging-while-drilling services in Brazil; completion systems in Venezuela and Mexico and drilling fluids in Colombia. Comparing the fourth quarter 2008 to the third quarter 2008, improvement was led by seasonal sales of artificial lift systems in Brazil and Colombia and strong sales of completion and production equipment in Venezuela, Colombia and Mexico. Operating profit in the quarter was impacted by incremental start-up costs in Brazil and Mexico.
For the year 2008 compared to the year 2007, revenue increased 25% and operating profit before tax increased 22%. The pre-tax operating margin for both 2008 and 2007 was 19%.
Europe Africa Russia Caspian
Europe Africa Russia Caspian region revenue increased 5% in the fourth quarter 2008 compared to the fourth quarter 2007, and decreased 3% sequentially compared to the third quarter 2008. Russia and Caspian area revenue decreased 11% in the fourth quarter 2008 compared to the fourth quarter 2007, and increased 4% sequentially compared to the third quarter 2008. Europe revenue was down 5% in the fourth quarter 2008 compared to the fourth quarter 2007 and compared to an increase of 14% in the North Sea rig count, and down 15%

compared to the third quarter 2008 and compared to a flat North Sea rig count. Africa revenue was up 41% in the fourth quarter 2008 compared to the fourth quarter 2007 and compared to a 12% decrease in the rig count, and up 11% compared to the third quarter 2008 and compared to a 4% decrease in the rig count.
Profit before tax in the fourth quarter 2008 was down 4% compared to the fourth quarter 2007 and down 15% compared to the third quarter 2008. The pre-tax operating margin in the fourth quarter 2008 was 20% compared to 22% in the fourth quarter 2007 and 23% in the third quarter 2008.
Fourth quarter 2008 results were impacted by weakening of local currencies against the US dollar and the slowdown of drilling activity in Russia. We also experienced weather- and project-related activity delays in the North Sea and Nigeria. Compared to the fourth quarter 2007, revenue improvement in North Africa, Angola and Germany offset decreased revenue from the UK sector of the North Sea. Compared to the third quarter 2008, revenue increases in Angola, Libya and Denmark were more than offset by decreased activity in the UK, Norway and Nigeria.
For the year 2008 compared to the year 2007, revenue increased 10% and operating profit before tax increased 7%. The pre-tax operating margin for both 2008 and 2007 was 22%.
Middle East Asia Pacific
Middle East Asia Pacific region revenue increased 5% in the fourth quarter 2008 compared to the fourth quarter 2007 and increased 10% sequentially compared to the third quarter 2008. Middle East revenue was up 5% in the fourth quarter 2008 compared to the fourth quarter 2007 and compared to a 5% increase in the rig count. Revenue increased 16% in the fourth quarter 2008 compared to the third quarter 2008. Asia Pacific revenue was up 4% in the fourth quarter 2008 compared to the fourth quarter 2007 and compared to a flat rig count; and up 3% compared to the third quarter 2008 and compared to a decrease of 4% in the rig count.
Profit before tax in the fourth quarter 2008 was down 5% compared to the fourth quarter 2007 and up 33% compared to the third quarter 2008. The pre-tax operating margin in the fourth quarter 2008 was 23% compared to 25% in the fourth quarter 2007 and 19% in the third quarter 2008.
Revenue growth in the fourth quarter 2008 compared to the fourth quarter 2007 was driven by increased sales to Indonesia and the UAE, offset by reduced revenue from Saudi Arabia relative to the fourth quarter 2007. Sequentially, compared to the third quarter 2008, fourth quarter 2008 revenue increases were driven by increased directional drilling, measurement- while-

drilling, logging-while-drilling, completions and oilfield chemicals revenue primarily in Saudi Arabia, Indonesia and Egypt.
For the year 2008 compared to the year 2007, revenue increased 8% and operating profit before tax decreased 6%. The pre-tax operating margin for 2008 was 20% compared to 23% for 2007.
Conference Call
The company has scheduled a conference call to discuss the results of today’s earnings announcement. The call will begin at 8:30 a.m. Eastern time, 7:30 a.m. Central time, on Wednesday, January 28, 2009. To access the call, which is open to the public, please contact the conference call operator at (800) 374-2469, or (706) 634-7270 for international callers, 20 minutes prior to the scheduled start time, and ask for the “Baker Hughes Conference Call.” A replay will be available through Wednesday, February 11, 2009. The number for the replay is (800) 642-1687, or (706) 645-9291 for international callers, and the access code is 77186854. The call and replay will also be web cast on www.bakerhughes.com/investor.
Forward-Looking Statements
This news release (and oral statements made regarding the subjects of this release, including on the conference call announced herein) contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, (each a “forward–looking statement”). The words “anticipate,” “believe,” “ensure,” “expect,” “if,” “intend,” “estimate,” “project,” “forecasts,” “predict,” “outlook,” “aim,” “will,” “could,” “should,” “would,” “may,” ”probable,” “likely,” and similar expressions, and the negative thereof, are intended to identify forward–looking statements. There are many risks and uncertainties that could cause actual results to differ materially from our forward-looking statements. These forward-looking statements are also affected by the risk factors described in the company’s Annual Report on Form 10-K for the year ended December 31, 2007; the company’s subsequent quarterly reports on Form 10-Q; and those set forth from time to time in our other filings with the Securities and Exchange Commission (“SEC”). The documents are available through the company’s website at http://www.bakerhughes.com/investor or through the SEC’s Electronic Data Gathering and Analysis Retrieval System (EDGAR) at http://www.sec.gov. We undertake no obligation to publicly update or revise any forward–looking statement.
Our expectations regarding our business outlook, including changes in revenue, pricing, expenses, capital spending, backlogs, profitability, tax rates, strategies for our operations, oil and natural gas market conditions, market share and contract terms, cost structures, costs and availability of resources, economic and regulatory conditions, the impact of the current conditions of the credit and financial markets on regional and global economic growth, legal and regulatory matters are only our forecasts regarding these matters.
These forecasts may be substantially different from actual results, which are affected by many risks including the following risk factors and the timing of any of those risk factors:
Economic conditions – the impact of deteriorating worldwide economic conditions; the effect that declines in credit availability may have on worldwide economic growth and demand for hydrocarbons; the ability of our customers to finance their exploration and development plans; foreign currency exchange fluctuations and changes in the capital markets in locations where we operate; the condition of financial institutions and the debt, capital and equity markets in general, any impact on our ability to borrow to fund short-term cash requirements and retire long-term debt upon maturity as well as any impact on our customers’ spending and ability to pay amounts owed to us; our ability to estimate the size of and changes in the worldwide oil and natural gas industry. Changes in the price of our stock may affect the results and timing of our stock repurchase program.
Oil and gas market conditions – the level of petroleum industry exploration, development and production expenditures; the price of, volatility in pricing of, and the demand for, crude oil and natural gas; drilling activity; excess productive capacity; crude and product inventories; LNG imports; seasonal and other adverse weather conditions that affect the demand for energy; severe weather conditions, such as hurricanes, that affect exploration and production activities; Organization of Petroleum Exporting Countries (“OPEC”) policy and the adherence by OPEC nations to their OPEC production quotas.
Terrorism and geopolitical risks – war, military action, terrorist activities or extended period of international conflict, particularly involving any major petroleum–producing or consuming regions; labor disruptions, civil unrest or security conditions where we operate; expropriation of assets by governmental action.
Price, market share, contract terms, and customer payments – our ability to implement and affect price increases for our products and services; the effect of the level and sources of our profitability on our tax rate; the ability of our competitors to capture market share; our ability to retain or increase our market share; changes in our strategic direction; the integration of newly-acquired businesses; the effect of industry capacity relative to demand for the markets in which we participate; our ability to negotiate acceptable terms and conditions with our customers, especially national oil companies, successfully execute these contracts, and receive payment; our ability to manage warranty claims and improve performance and quality; our ability to effectively manage our commercial agents.

Costs and availability of resources – our ability to manage the rising costs and availability of sufficient raw materials and components (especially steel alloys, chromium, copper, carbide, lead, nickel, titanium, beryllium, barite, synthetic and natural diamonds, chemicals, and electronic components); our ability to manage energy related costs; our ability to manage compliance related costs; our ability to recruit, train and retain the skilled and diverse workforce necessary to meet our business needs and manage the associated costs; manufacturing capacity and subcontracting capacity at forecasted costs to meet our revenue goals; the availability of essential electronic components used in our products; the effect of competition, particularly our ability to introduce new technology on a forecasted schedule and at forecasted costs; potential impairment of long–lived assets; the accuracy of our estimates regarding our capital spending requirements; unanticipated changes in the levels of our capital expenditures; the need to replace any unanticipated losses in capital assets; the development of technology by us or our competitors that lowers overall finding and development costs; labor–related actions, including strikes, slowdowns and facility occupations.
Litigation and changes in laws or regulatory conditions – the potential for unexpected litigation or proceedings; the legislative, regulatory and business environment in the U.S. and other countries in which we operate; costs and changes in processes and operations related to or resulting from the activities of the compliance monitor appointed to assess our Foreign Corrupt Practices Act policies and procedures in connection with previously reported settlements with the SEC and Department of Justice (“DOJ”) as well as compliance with the terms of the settlements; outcome of government and legal proceedings as well as costs arising from compliance and ongoing or additional investigations in any of the countries where the company does business; new laws, regulations and policies that could have a significant impact on the future operations and conduct of all businesses; changes in export control laws or exchange control laws; restrictions on doing business in countries subject to sanctions; customs clearance procedures; changes in laws in countries identified by management for immediate focus; changes in accounting standards; changes in tax laws or tax rates in the jurisdictions in which we operate; resolution of tax assessments or audits by various tax authorities; ability to fully utilize our tax loss carry forwards and tax credits; our ability to comply with the terms of our deferred prosecution agreement with the SEC and DOJ, including the application of that agreement to newly acquired businesses.
Environmental matters – unexpected, adverse outcomes or material increases in liability with respect to environmental remediation sites where we have been named as a potentially responsible party; the discovery of new environmental remediation sites; changes in environmental regulations; the discharge of hazardous materials or hydrocarbons into the environment.

Baker Hughes provides reservoir consulting, drilling, formation evaluation, completion and production products and services to the worldwide oil and gas industry.
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